Exhibit 99.1


   Rock-Tenn Company Announces Amendment to Senior Credit Facility


    NORCROSS, Ga.--(BUSINESS WIRE)--Aug. 6, 2007--Rock-Tenn Company (NYSE: RKT) announced today that its Senior Credit Facility, dated as of June 6, 2005, has been amended to increase the limit on cash repurchases of the Company's common stock to $100,000,000 during any fiscal year, so long as such repurchases do not cause the Company's Leverage Ratio to exceed 3.25:1.00. At June 30, 2007, the Company's Leverage Ratio was 2.60:1.00. Prior to this amendment, the Senior Credit Facility limited the Company to stock repurchases of 200,000 shares in any fiscal year.

    The Company's board of directors previously approved a stock repurchase plan that allows for the repurchase from time to time of shares of common stock over an indefinite period of time. As of June 30, 2007, the Company had 2,033,000 shares of common stock available for repurchase under this plan.

    Rock-Tenn Company provides a wide range of marketing and packaging solutions to consumer products companies at low costs, with annual net sales of approximately $2.3 billion and operating locations in the United States, Canada, Mexico, Argentina and Chile. The Company is one of North America's leading manufacturers of packaging products, merchandising displays and bleached and recycled paperboard.

    Non-GAAP Measures

    We have included in the discussion above the Company's Leverage Ratio at June 30, 2007, which is not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the various non-GAAP financial measures that are used to determine the Company's Leverage Ratio, provide a reconciliation of each such non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors.

    Credit Agreement EBITDA and Total Funded Debt

    "Credit Agreement EBITDA" is calculated in accordance with the definition contained in the Company's Senior Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, certain non-cash and cash charges incurred, and charges taken resulting from the impact of changes to accounting rules related to the expensing of stock options.

    "Total Funded Debt" is calculated in accordance with the definition contained in the Company's Senior Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, plus additional outstanding letters of credit not already reflected in debt.

    Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with Rock-Tenn's debt covenants and borrowing capacity available under its Senior Credit Facility. Management believes that investors also use these measures to evaluate the Company's compliance with its debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the "Credit Agreement Debt/EBITDA ratio" or the "Leverage Ratio," which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the June 30, 2007 calculation, the Company's Leverage Ratio was 2.60 times, which compares to a maximum Leverage Ratio under the Senior Credit Facility of 4.25 times. Credit Agreement EBITDA and Total Funded Debt are not intended to be substitutes for GAAP financial measures and should not be used as such.

    Set forth below is a reconciliation of Credit Agreement EBITDA to the most directly comparable GAAP measure, net income:


(In Millions)                                          12 Months Ended
                                                         June 30, 2007
                                                       ---------------

Net Income                                                      $ 83.5
Interest Expense and Other Income                                 51.3
Income Taxes                                                      42.5
Depreciation and Amortization                                    102.8
Additional Permitted Charges                                       3.9
                                                       ---------------

Credit Agreement EBITDA                                         $284.0
                                                       ===============


    Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current Portion of Debt and Total Long-Term Debt:


(In Millions)                                                 June 30,
                                                                 2007
                                                              --------

Current Portion of Debt                                        $135.4
Total Long-Term Debt                                            597.6
                                                              --------
Total Debt                                                      733.0
Less: Hedge Adjustments Resulting From Terminated
  Fair Value Interest Rate Derivatives or Swaps                  (9.1)
                                                              --------
Total Debt Less Hedge Adjustments                               723.9
Plus: Letters of Credit                                          13.6
                                                              --------
Total Funded Debt                                              $737.5
                                                              ========


    CONTACT: Rock-Tenn Company
             Investor Relations Department, 678-291-7900